Exhibit 10.1

WALTER INDUSTRIES, INC.
LONG-TERM INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

      THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of restricted stock units ("RSUs") by Walter Industries, Inc., a Delaware corporation (the "Company"), to the Participant named below, pursuant to the provisions of the Amended 1995 Long-Term Incentive Stock Plan of Walter Industries, Inc. (the "Plan"). You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

      The Plan provides a complete description of the terms and conditions governing the grant of RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

      Participant: <<FirstName>> <<MI>> <<LastName>>

      Date of Grant: February 25, 2005

      Number of RSUs Granted: <<RSU_Shares>>

      Purchase Price: None

      Annual Share Price Targets:
              First Anniversary               $   42.59
              Second Anniversary              $   46.85
              Third Anniversary               $   51.54
              Fourth Anniversary              $   56.69
              Fifth Anniversary               $   62.36
              Sixth Anniversary               $   68.59
              Seventh Anniversary             $   75.45

      The parties hereto agree as follows:

      1.   Employment with the Company. Except as may otherwise be provided in
Section 6, the RSUs granted hereunder are granted on the condition that the Participant remains an Employee of the Company or its Subsidiaries from the Date of Grant through (and including) the vesting date, as set forth in Section 2 (referred to herein as the "Period of Restriction").

      This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted RSUs or other Awards in the future under the Plan.

      2. Vesting. RSUs shall vest one hundred percent (100%) at the end of the seventh anniversary following the Date of Grant; provided, however, if the predetermined Annual Share Price Targets (as set forth on page 1) are achieved and you remain employed by the Company, vesting of the RSUs shall accelerate as follows:

          (a) Twenty-five percent (25%) of the total number of RSUs granted shall vest on the first anniversary of the Date of Grant (i.e., you must be employed by the Company on such anniversary date and achieve the Annual Share Price Target to vest) if the closing price of the Company's stock is at least equal to forty-two dollars and fifty-nine cents ($42.59) for any period of sixty
               (60) consecutive calendar days during the calendar year preceding the first anniversary.

          (b) Fifty percent (50%) of the total number of RSUs granted, less the number of any RSUs previously vested, shall vest on the second anniversary of the Date of Grant (i.e., you must be employed by the Company on such anniversary date and achieve the Annual Share Price Target to vest) if the closing price of the Company's stock is at least equal to forty-six dollars and eighty-five cents ($46.85) for any period of sixty (60) consecutive calendar days preceding the second anniversary.

          (c) Seventy-five percent (75%) of the total number of RSUs granted, less the number of any RSUs previously vested, shall vest on the third anniversary of the Date of Grant (i.e., you must be employed by the Company on such anniversary date and achieve the Annual Share Price Target to vest) if the closing price of the Company's stock is at least equal to fifty-one dollars and fifty-four cents ($51.54) for any period of sixty (60) consecutive calendar days preceding the third anniversary.

          (d) One hundred percent (100%) of the total number of RSUs granted, less the number of any RSUs previously vested, shall vest on the fourth anniversary of the Date of Grant (i.e., you must be employed by the Company on such anniversary date and achieve the Annual Share Price Target to vest) if the closing price of the Company's stock is at least equal to fifty-six dollars and sixty-nine cents ($56.69) for any period of sixty (60) consecutive calendar days preceding the fourth anniversary.

          (e) One hundred percent (100%) of the total number of RSUs granted, less the number of any RSUs previously vested, shall vest at any time up to and including the fifth anniversary of the Date of Grant if the closing price of the Company's stock is at least equal to sixty-two dollars and thirty-six cents ($62.36) for any period of sixty (60) consecutive calendar days preceding the fifth anniversary. Unless otherwise elected in a properly executed Deferral Election Form, payout will occur as soon as administratively feasible after fulfilling the Annual Share Price Target goal.

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

          (f) One hundred percent (100%) of the total number of RSUs granted, less the number of any RSUs previously vested, shall vest at any time up to and including the sixth anniversary of the Date of Grant if the closing price of the Company's stock is at least equal to sixty-eight dollars and fifty-nine cents ($68.59) for any period of sixty (60) consecutive calendar days preceding the sixth anniversary. Unless otherwise elected in a properly executed Deferral Election Form, payout will occur as soon as administratively feasible after fulfilling the Annual Share Price Target goal.

          (g) One hundred percent (100%) of the total number of RSUs granted, less the number of any RSUs previously vested, shall vest at any time up to and including the seventh anniversary of the Date of Grant if the closing price of the Company's stock is at least equal to seventy-five dollars and forty-five cents ($75.45) for any period of sixty (60) consecutive calendar days preceding the seventh anniversary. Unless otherwise elected in a properly executed Deferral Election Form, payout will occur as soon as administratively feasible after fulfilling the Annual Share Price Target goal.

     The following table summarizes the vesting treatment of a hypothetical grant of 1,000 RSUs, based upon whether or not annual Share Price Targets are achieved.

                                          NUMBER OF RSUS THAT VEST
                                          ----------------------------------------------------------
                                          IF SHARE PRICE                        IF SHARE PRICE
EARLIEST DATE ON WHICH RSUS VEST          TARGETS ACHIEVED                      TARGETS NOT ACHIEVED
------------------------------------      ---------------------------------     --------------------
First anniversary of Date of Grant        250                                                0
Second anniversary of Date of Grant       500 less RSUs previously vested                    0
Third anniversary of Date of Grant        750 less RSUs previously vested                    0
Fourth anniversary of Date of Grant       1,000 less RSUs previously vested                  0
Fifth anniversary of Date of Grant        1,000 less RSUs previously vested                  0
Sixth anniversary of Date of Grant        1,000 less RSUs previously vested                  0
Seventh anniversary of Date of Grant      1,000 less RSUs previously vested              1,000

      3. Timing of Payout. Payout of all RSUs shall occur as soon as administratively feasible after vesting, unless a Participant elects to defer the payout of RSUs upon vesting by completing in writing and returning to the Company an irrevocable deferral election form within six (6) months of the Date of Grant.

      4. Form of Payout. Vested RSUs will be paid out solely in the form of shares of stock of the Company.

      5. Voting Rights and Dividends. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights. Further, no dividends shall be paid on any RSUs.

      6. Termination of Employment. In the event of the Participant's termination of employment with the Company or its Subsidiaries for any reason during the Period of Restriction, all RSUs held by the Participant at the time of employment termination and still subject to the Period of Restriction shall be forfeited by the Participant to the Company. However, the Committee may, in its sole discretion, vest all or any portion of the RSUs held by the Participant. For all previously vested RSUs that have been properly deferred, payout shall occur upon the earlier to occur of the elected deferred vesting date or the date of your employment termination for any reason.

      7. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant's termination of employment, the Period of Restriction imposed on the RSUs shall immediately lapse, with all such RSUs vesting subject to applicable federal and state securities laws.

      8. Restrictions on Transfer. Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a "Transfer"), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant's right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

      9. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

      10. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

      11. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company's or its Subsidiaries' right to terminate the Participant's employment at any time.

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

      12.  Miscellaneous.

          (a) This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

          (b) The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant's rights under this Agreement, without the written consent of the Participant.

          (c) The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

               The Company shall have the power and the right to deduct or withhold from the Participant's compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

          (d) The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

          (e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          (f) All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

          (g) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

                                                 Walter Industries, Inc.

                                                 By:
                                                     ---------------------------
                                                     Chairman, President, and
                                                     Chief Executive Officer

      ATTEST:

      -----------------------------                  ---------------------------
                                                     Participant

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